Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rapport Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(h) and 457(c)	1,829,010 shares(2)	$ 8.21 (3)	$15,016,172.10	0.00015310	$2,298.98
Equity	Common Stock, par value $0.001 per share	457(h) and 457(c)	365,802 shares(4)	$ 6.98 (5)	$2,553,297.96	0.00015310	$390.91
Total Offering Amounts					$17,569,470.06		$2,689.89
Total Fee Offsets
Net Fee Due							$2,689.89

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock , par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s 2024 Stock Option and Incentive Plan (the “2024 Plan”) and 2024 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Represents an automatic increase to the number of shares of Common Stock available for issuance under the 2024 Plan, in accordance with the automatic annual increase provision therein, which was effective as of January 1, 2025. Shares available for issuance under the 2024 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 7, 2024 (File No. 333-280058).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on the average of the high and low prices of the Common Stock reported on the Nasdaq Global Market on March 7, 2025.

(4) Represents an automatic increase to the number of shares of Common Stock available for issuance under the ESPP, in accordance with the automatic annual increase provision therein, which was effective as of January 1, 2025. Shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 7, 2024 (File No. 333-280058).

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on 85% of the average of the high and low prices of the Common Stock reported on the Nasdaq Global Market on March 7, 2025, as these shares of Common Stock do not have a fixed price. Pursuant to the 2024 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.